Exhibit 99.1

INVESTOR CONTACT:
Deirdre Blackburn
(610) 293-0600

SAFEGUARD REPURCHASES ADDITIONAL $42.2 MILLION OF
OUTSTANDING CONVERTIBLE DEBT

Wayne, PA, March 15, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas, today announced that it completed the repurchase of an additional $42.2 million of face value of its 5% Convertible Subordinated Notes due June 15, 2006. The repurchase was completed using a portion of the net proceeds from its recent sale of $150 million of 2.625% Convertible Senior Debentures due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

To date, Safeguard has used $84.2 million of the net proceeds from its offering of 2.625% Convertible Senior Debentures to retire a portion of the 5% Convertible Subordinated Notes due June 15, 2006, reducing the balance outstanding under these notes to $115.8 million.

About Safeguard Scientifics, Inc.

Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

800 The Safeguard Building • 435 Devon Park Drive • Wayne, PA 19087 – 1945
Phone (610) 293-0600 • Fax (610) 293-0601 • Toll Free (877) 506-7371
http://www.safeguard.com

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

800 The Safeguard Building • 435 Devon Park Drive • Wayne, PA 19087 – 1945
Phone (610) 293-0600 • Fax (610) 293-0601 • Toll Free (877) 506-7371
http://www.safeguard.com